Exhibit 99.1

Contacts:

Investors	Media
Traci McCarty BioMarin Pharmaceutical Inc. (415) 455-7558	Erin Rau BioMarin Pharmaceutical Inc. (925) 683-9622

BioMarin Announces Closing of Private Offering of Senior Notes

SAN RAFAEL, Calif., Feb. 12, 2026 /PRNewswire/ — BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (“BioMarin”) announced today that it closed its previously announced offering of $850 million of 5.500% senior unsecured notes due 2034 (the “Notes”). The issue price of the Notes is 100.000%.

BioMarin intends to use the net proceeds from the offering of the Notes, together with borrowings under a new $2 billion senior secured term loan “B” facility (the “Term Loan B Facility”) and $800 million senior secured term loan “A” facility (the “Term Loan A Facility” and, together with the Term Loan B Facility, the “Term Facilities”) and cash on hand, to fund the consideration payable in connection with the pending acquisition (the “Acquisition”) of Amicus Therapeutics, Inc. (“Amicus”) and related fees and expenses in connection with the Acquisition and borrowings under the Term Facilities and the offering of the Notes. In addition to the Term Facilities, BioMarin expects to enter into a $600 million senior secured revolving credit facility connection with the Acquisition (the “New Revolving Facility” and, together with the Term Facilities, the “New Senior Secured Credit Facilities”). BioMarin may borrow up to $150 million under the New Revolving Facility to pay such fees and expenses.

Gross proceeds from the offering of the Notes were deposited into an escrow account at the closing of the offering, pending consummation of the Acquisition. In the event that the Acquisition is not completed on or prior to December 19, 2026, or upon the occurrence of certain other events, BioMarin will be required to redeem all of the Notes at a redemption price equal to 100% of the initial issue price of the Notes plus accrued and unpaid interest from the date of issuance, or the most recent date to which interest has been paid or provided for, to but excluding the special mandatory redemption date.

The Notes are jointly and severally guaranteed by certain of BioMarin’s subsidiaries that will guarantee the obligations under the New Senior Secured Credit Facilities, including, after the closing of the Acquisition, Amicus and certain of its subsidiaries that will guarantee the obligations under the New Senior Secured Credit Facilities.

The indenture governing the Notes contains customary covenants that, among other things, restrict, with certain exceptions, the ability of each of BioMarin and its subsidiaries to incur additional debt, pay dividends, make certain other restricted payments, incur debt secured by liens, dispose of assets, engage in consolidations and mergers or sell or transfer all or substantially all of its assets.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of or in a transaction not subject to the Securities Act and any state or other applicable securities laws. Accordingly, the Notes were offered and sold only to a limited number of persons who were either (1) reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act or (2) non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes are subject to restrictions on transferability and resale and may not be transferred or resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom and in compliance with any state or other applicable securities laws.

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

About BioMarin

BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients.

Forward-Looking Statements

This press release contains forward-looking statements about the entry into the New Senior Secured Credit Facilities, the Acquisition, and the expected use of proceeds of the Offering and the New Senior Secured Credit Facilities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others, the timing to consummate the New Senior Secured Credit Facilities and Acquisition, and the risk that such transactions may not close, as well as those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as such factors may be updated by any subsequent reports. Investors are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

BioMarin® is a registered trademark of BioMarin Pharmaceutical Inc.